                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. __ )*

                                   -----------

                        Chandler Insurance Company, Ltd.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    159057108
                  ---------------------------------------------
                                 (CUSIP Number)


 David McLane, 1601 Elm Street, Suite 3000, Dallas, Texas 75201, (214) 999-3000
 -------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  June 1, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or
Section 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 2 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dale Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                 / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
    NUMBER OF                               3,005
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,005
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,005
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 3 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sheridan H. Alsip
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      262
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       262
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         262
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 4 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ANDCO Construction, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      17,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       17,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 5 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Steven Butler
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Britain
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,200
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,200
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,200
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 6 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Taylor Colllings
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      9,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       9,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 7 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kendall Dowe
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,160
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,160
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,160
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 8 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lloyd Easton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,040
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,040
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,040
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                           PAGE 9 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Easy Pay Plans, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 10 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bobby H. Etchison & Willavae L. Etchison JT/WROS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      25,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       25,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         25,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 11 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Florence Evans
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      937
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
        EACH                        --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       937
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         937
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 12 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard Evans
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      58,022
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       58,022
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         58,022
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 13 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kenzy D. Hallmark and Joanne S. Hallmark JT/WROS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 14 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E.D. Harper
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,615
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,615
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,615
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 15 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn E. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 16 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Max D. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      125
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       125
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         125
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 17 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Grace A. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 18 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Elizabeth E. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 19 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      72,800
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       72,800
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         72,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 20 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn Harris & Associates, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,200
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,200
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,200
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 21 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Glenn S. Harris Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      12,750
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       12,750
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         12,750
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 22 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         H&S Profit Sharing Plan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      29,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       29,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         29,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 23 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Huber Family Living Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      15,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       15,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 24 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Malinda Laird
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 25 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gary LaGere
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      38,428
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       38,428
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         38,428
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 26 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Brent LaGere
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      78,888
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       78,888
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         78,888
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 27 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         D. Todd Lawson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      511
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       511
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         511
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 28 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wyatt W. Leinart
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      11,500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       11,500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 29 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marvel List
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      4,687
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       4,687
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,687
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 30 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Scott Martin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      31,500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       31,500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         31,500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 31 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John Mattheyer, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 32 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pamela Mattheyer
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      500
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       500
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         500
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 33 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Larry McMillon
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      21,190
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       21,190
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,190
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 34 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Shirley J. Spruill McSwain
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 35 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Paul D. Meek
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      10,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       10,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 36 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sue E. Meek
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      16,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       16,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 37 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Charlie Morgan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      17,798
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       17,798
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         17,798
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 38 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark Paden
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      28,810
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       28,810
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         28,810
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 39 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Helen K. Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,800
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,800
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 40 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         K.R. Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      5,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       5,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 41 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         K.R. Price, Jr.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      26,100
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       26,100
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         26,100
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 42 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Randy Price
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      103,700
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       103,700
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         103,700
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 43 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pro-Finish USA Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Texas
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      120,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       120,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         120,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 44 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Redinger
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      1,984
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       1,984
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,984
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 45 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Schroeder
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      499
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       499
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         499
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 46 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael J. Swenton
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      400
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       400
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 47 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Clark D. Wallin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      3,000
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       3,000
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 48 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         W. Brent LaGere Irrevocable Trust
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Oklahoma
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      348,390
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       348,390
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         348,390
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 49 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Brenda Watson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      53,666
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       53,666
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         53,666
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-----------------------                                    ---------------------
CUSIP NO. 159057108                                          PAGE 50 OF 62 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James Watson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         N/A
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             / /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           7        SOLE VOTING POWER
     NUMBER OF                      8,027
       SHARES                       --------------------------------------------
   BENEFICIALLY            8        SHARED VOTING POWER
     OWNED BY                       -0-
       SHARES                       --------------------------------------------
     REPORTING             9        SOLE DISPOSITIVE POWER
       PERSON                       8,027
        WITH                        --------------------------------------------
                           10       SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,027
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        / /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP NO. 159057108                                                Page 51 of 62

Item 1.  SECURITY AND ISSUER.

         This Schedule 13D (this "Filing") relates to the common stock, $1.67 par value (the "Common Stock"), and voting and other contractual rights relating thereto, of Chandler Insurance Company, Ltd., a Cayman Islands corporation (the "Company"), which has its principal executive offices located at 1010 Manvel Avenue, Chandler, Oklahoma 74834. The purpose of this Filing is to reflect the beneficial ownership of Common Stock held by a group of senior management and key stockholders of the Company who have announced a plan which would result in the Company becoming privately held.

Item 2.  IDENTITY AND BACKGROUND.

1.       (a)      Dale Alsip
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Dale Alsip is a loss control representative for the Company.
         (d)      Dale Alsip has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Dale Alsip has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
         (f)      Dale Alsip is a citizen of the United States.

2.       (a)      Sheridan H. Alsip
         (b)      P.O. Box 58, Webber Falls, Oklahoma 74470
         (c)      Sheridan H. Alsip is a housewife.
         (d)      Sheridan H. Alsip has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (f)      Sheridan H. Alsip is a citizen of the United States.

3.       (a)      ANDCO Construction, Inc.
         (b)      17440 North Dallas Parkway, Suite 235, Dallas, Texas 75287
         (c)      ANDCO Construction, Inc. is a construction company based in
                  Dallas, Texas.
         (d)      ANDCO Construction, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

4.       (a)      Steven Butler
         (b)      Anderson Square, Fifth Floor, Grand Cayman, Cayman Islands BWI
         (c)      Steven Butler is the manager of a captive insurance company.
         (d)      Steven Butler has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Steven Butler is a citizen of the Britain.

5.       (a)      Taylor Collings
         (b)      2306 16th Avenue E, Seattle, Washington 98112
         (c)      Taylor Collings is a reinsurance intermediary.
         (d)      Taylor Collings has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (f)      Taylor Collings is a citizen of the United States.

6.       (a)      Kendall Dowe
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Kendall Dowe is a loss control representative for the Company.
         (d)      Kendall Dowe has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (f)      Kendall Dowe is a citizen of the United States.

CUSIP NO. 159057108                                                Page 52 of 62


7.       (a)      Lloyd Easton
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Lloyd Easton is a pilot for the Company.
         (d)      Lloyd Easton has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (f)      Lloyd Easton is a citizen of the United States.

8.       (a)      Easy Pay Plans, Inc.
         (b)      7301 North Broadway, Suite 200, Oklahoma City, Oklahoma 73116
         (c)      Easy Pay Plans, Inc. is a premium finance company.
         (d)      Easy Pay Plans, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

9.       (a)      Bobby H. Etchison and Willavae L. Etchison JT/WROS
         (b)      P.O. Box 2095, Kerrville, Texas 78029
         (c)      Bobby H. Etchison and Willavae L. Etchison are retired.
         (d)      Bobby H. Etchison and Willavae L. Etchison have not, during the last five years, been convicted in a criminal proceeding
                  (excluding traffic violations or similar misdemeanors).
         (f)      Bobby H. Etchison and Willavae L. Etchison are citizens of the
                  United States.

10.      (a)      Florence Evans
         (b)      Route 2, Box 92E, Chandler, Oklahoma 74834
         (c)      Florence Evans is retired.
         (d)      Florence Evans has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Florence Evans is a citizen of the United States.

11.      (a)      Richard Evans
         (b)      1006 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Richard Evans is a senior vice president of Chandler (U.S.A.),
                  Inc.
         (d)      Richard Evans has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Richard Evans is a citizen of the United States.

12.      (a)      Kenzy D. Hallmark and Joanne S. Hallmark JT/WROS
         (b)      302 Bynora Street, Lufkin, Texas 75904
         (c)      Kenzy D. Hallmark and Joanne S. Hallmark are an attorney and a housewife, respectively.
         (d)      Kenzy D. Hallmark and Joanne S. Hallmark have not, during the last five years, been convicted in a criminal proceeding
                  (excluding traffic violations or similar misdemeanors).
         (e)      Kenzy D. Hallmark and Joanne S. Hallmark are citizens of the
                  United States.

13.      (a)      Robert E.D. Harper
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834
         (c)      Robert E.D. Harper is an insurance agent.
         (d)      Robert E.D. Harper has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Robert E.D. Harper is a citizen of the United States.

14.      (a)      Glenn E. Harris
         (b)      3324 Oak Hollow Road, Oklahoma City, Oklahoma 73120.
         (c)      Glenn E. Harris is retired.
         (d)      Glenn E. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn E. Harris is a citizen of the United States.

CUSIP NO. 159057108                                                Page 53 of 62


15.      (a)      Max D. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Max D. Harris is a minor child, and his shares are held by
                  Glenn S. Harris as custodian.
         (d)      Max D. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Max D. Harris is a citizen of the United States.

16.      (a)      Grace A. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Grace A. Harris is a minor child, and her shares are held by
                  Glenn S. Harris as custodian.
         (d)      Grace A. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Grace A. Harris is a citizen of the United States.

17.      (a)      Elizabeth A. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Elizabeth A. Harris is a minor child, and her shares are held by Glenn S. Harris as custodian.
         (d)      Elizabeth A. Harris has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Elizabeth A. Harris is a citizen of the United States.

18.      (a)      Glenn S. Harris
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn S. Harris is an insurance agent.
         (d)      Glenn S. Harris has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Glenn S. Harris is a citizen of the United States.

19.      (a)      Glenn Harris & Associates, Inc.
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn Harris & Associates, Inc. is an insurance agency based in Oklahoma City, Oklahoma.
         (d)      Glenn Harris & Associates, Inc. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

20.      (a)      Glenn S. Harris Trust
         (b)      P.O. Box 14790, Oklahoma City, Oklahoma 73113.
         (c)      Glenn S. Harris Trust is an Oklahoma trust, and Glenn S.
                  Harris is the trustee.
         (d)      Glenn S. Harris Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

21.      (a)      H&S Profit Sharing Plan
         (b)      6429 McCommas Boulevard, Dallas, Texas 75214.
         (c)      H&S Profit Sharing Plan is a profit sharing plan, and William
                  Huber, Hilda Brewer and Geraldine Huber are the trustees.
         (d)      H&S Profit Sharing Plan has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

22.      (a)      Huber Family Living Trust
         (b)      6429 McCommas Boulevard, Dallas, Texas 75214.
         (c)      Huber Family Living Trust is a Texas trust, and William Huber and Geraldine Huber are the trustees.
         (d)      Huber Family Living Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

CUSIP NO. 159057108                                                Page 54 of 62

23.      (a)      Malinda Laird
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Malinda Laird is an insurance agent for the Company.
         (d)      Malinda Laird has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Malinda Laird is a citizen of the United States.

24.      (a)      Gary LaGere
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Gary LaGere is a senior vice president of the Company.
         (d)      Gary LaGere has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Gary LaGere is a citizen of the United States.

25.      (a)      W. Brent LaGere
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      W. Brent LaGere is the chief executive officer and president of the Company.
         (d)      W. Brent LaGere has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Brent LaGere is a citizen of the United States.

26.      (a)      D. Todd Lawson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      D. Todd Lawson is a loss control representative for the
                  Company.
         (d)      D. Todd Lawson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      D. Todd Lawson is a citizen of the United States.

27.      (a)      Wyatt W. Leinart
         (b)      P.O. Box 485, Lufkin, Texas 75902
         (c)      Wyatt W. Leinart is the president of Kurth Investments.
         (d)      Wyatt W. Leinart has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Wyatt W. Leinart is a citizen of the United States.

28.      (a)      Marvel List
         (b)      420 Bennett Boulevard, Chandler, Oklahoma 74834.
         (c)      Marvel List is retired.
         (d)      Marvel List has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Marvel List is a citizen of the United States.

29.      (a)      W. Scott Martin
         (b)      201 Knollwood Drive, Key Biscayne, Florida 33149.
         (c)      W. Scott Martin is a banker.
         (d)      W. Scott Martin has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Scott Martin is a citizen of the United States.

30.      (a)      John Mattheyer, Jr.
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      John Mattheyer, Jr. is a computer technician for the Company.
         (d)      John Mattheyer, Jr. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      John Mattheyer, Jr. is a citizen of the United States.

CUSIP NO. 159057108                                                Page 55 of 62

31.      (a)      Pamela Mattheyer
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Pamela Mattheyer is a customer representative for the Company.
         (d)      Pamela Mattheyer has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Pamela Mattheyer is a citizen of the United States.

32.      (a)      Larry McMillon
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Larry McMillon is a vice president of the Company.
         (d)      Larry McMillon has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Larry McMillon is a citizen of the United States.

33.      (a)      Shirley J. Spruill McSwain
         (b)      6613 Barclay Lane, Garland, Texas 75044.
         (c)      Shirley J. Spruill McSwain is a human relations manager with
                  The Carroll Companies.
         (d)      Shirley J. Spruill McSwain has not, during the last five
                  years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Shirley J. Spruill McSwain is a citizen of the United States.

34.      (a)      Paul D. Meek
         (b)      1571 Alfred Persch Road, Fredricksburg, Texas 78054.
         (c)      Paul D. Meek is retired.
         (d)      Paul D. Meek has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Paul D. Meek is a citizen of the United States.

35.      (a)      Sue E. Meek
         (b)       1571 Alfred Persch Road, Fredricksburg, Texas 78054.
         (c)      Sue E. Meek is retired.
         (d)      Sue E. Meek has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Sue E. Meek is a citizen of the United States.

36.      (a)      Charlie Morgan
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Charlie Morgan is a senior vice president of the Company.
         (d)      Charlie Morgan has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Charlie Morgan is a citizen of the United States.

37.      (a)      Mark Paden
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Mark Paden is the executive vice president and chief operating officer of the Company.
         (d)      Mark Paden has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Mark Paden is a citizen of the United States.

38.      (a)      Helen K. Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      Helen K. Price is retired.
         (d)      Helen K. Price has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Helen K. Price is a citizen of the United States.

CUSIP NO. 159057108                                                Page 56 of 62

39.      (a)      K.R. Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      K.R. Price is retired.
         (d)      K.R. Price has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      K.R. Price is a citizen of the United States.

40.      (a)      K.R. Price, Jr.
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      K.R. Price, Jr. is a stockbroker.
         (d)      K.R. Price, Jr. has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      K.R. Price, Jr. is a citizen of the United States.

41.      (a)      Randy Price
         (b)      1435 Spur 100, Kerrville, Texas 78028.
         (c)      Randy Price is a stockbroker.
         (d)      Randy Price has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Randy Price is a citizen of the United States.

42.      (a)      Pro-Finish USA Ltd.
         (b)      1521 Wyndmere Drive, DeSoto, Texas 75115.
         (c)      Pro-Finish USA Ltd. is a holding company based in DeSoto,
                  Texas.
         (d)      Pro-Finish USA Ltd. has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

43.      (a)      W. Redinger
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      W. Redinger is a loss control manager for the Company.
         (d)      W. Redinger has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      W. Redinger is a citizen of the United States.

44.      (a)      Brenda Schroeder
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Brenda Schroeder is a human resources assistant for the
                  Company.
         (d)      Brenda Schroeder has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Brenda Schroeder is a citizen of the United States.

45.      (a)      Michael J. Swenton
         (b)      3727 South Xanthus, Tulsa, Oklahoma 74105.
         (c)      Michael J. Swenton is an insurance agent.
         (d)      Michael J. Swenton has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Michael J. Swenton is a citizen of the United States.

46.      (a)      Clark D. Wallin
         (b)      1620 43rd Avenue E, #9A, Seattle, Washington 98112.
         (c)      Clark D. Wallin is an insurance intermediary.
         (d)      Clark D. Wallin has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Clark D. Wallin is a citizen of the United States.

CUSIP NO. 159057108                                                Page 57 of 62

47.      (a)      W. Brent LaGere Irrevocable Trust
         (b)      420 Bennett Boulevard, Chandler, Oklahoma 74834.
         (c)      The W. Brent LaGere Irrevocable Trust is an Oklahoma trust, and Marvel List is the trustee.
         (d)      The W. Brent LaGere Irrevocable Trust has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

48.      (a)      Brenda Watson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      Brenda Watson is the executive vice president of Chandler
                  (U.S.A.), Inc.
         (d)      Brenda Watson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      Brenda Watson is a citizen of the United States.

49.      (a)      James Watson
         (b)      1010 Manvel Avenue, Chandler, Oklahoma 74834.
         (c)      James Watson is a senior vice president for the Company.
         (d)      James Watson has not, during the last five years, been
                  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
         (e)      James Watson is a citizen of the United States.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Not applicable.

Item 4.  PURPOSE OF TRANSACTION.

On June 1, 2000, the persons signing this Filing announced a plan which would result in the Company becoming privately held through a reverse stock split. As a result of this plan, the Company's shares of Common Stock would no longer be quoted on Nasdaq and would be eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Act of 1934, as amended.

Furthermore, certain persons signing this Filing have made purchases of shares of the Company's Common Stock in the public market and reserve the right to make additional purchases in the public market in the future.

Other than as set forth in the preceding paragraph, the persons signing this Filing do not have any specific plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present board of directors or management of the Company; any change in the present capitalization or dividend policy of the Company; any other material change in the Company's business or corporate structure; changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of securities of the Company becoming eligible for termination or registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or any action similar to any of those enumerated above; but such persons reserve the right to propose or undertake or participate in any of the foregoing actions in the future.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) The persons signing this Filing beneficially own 1,226,494 of the Company's Common Stock, which represents 27.7% of the outstanding Common Stock of the Company.

CUSIP NO. 159057108                                                Page 58 of 62


                  The percentage calculations are based upon 4,428,033 shares of Common Stock outstanding on April 30, 2000, as reported in the Company's most recent Quarterly Report on Form 10-Q, filed May 11, 2000, which includes 1,142,625 shares of Common Stock which were rescinded through litigation and are held by a court.

         (b) The persons signing this Filing may be deemed to each have sole voting and dispositive power over 1,226,494 shares of the Company's Common Stock.

         (c)      See Item 4.

         (d)      None.

         (e)      Not applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Each of the persons signing this Filing have signed a power of attorney authorizing W. Brent LaGere to sign any and all necessary filings with the Securities and Exchange Commission in connection with transactions which would result in the Company becoming privately held.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

None.

CUSIP NO. 159057108                                                Page 59 of 62

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

June 8, 2000                     /s/ Dale Alsip
                                 -----------------------------------------------
                                 Dale Alsip, Individually


June 8, 2000                     /s/ Sheridan H. Alsip
                                 -----------------------------------------------
                                 Sheridan H. Alsip, Individually


June 6, 2000                     ANDCO Construction, Inc.

                                 By: /s/ Hugh F. Anderson II
                                    --------------------------------------------
                                    Hugh F. Anderson, II, President

June 5, 2000                     /s/ Steven Butler
                                 -----------------------------------------------
                                 Steven Butler, Individually


June 2, 2000                     /s/ Taylor Collings
                                 -----------------------------------------------
                                 Taylor Collings, Individually


June 8, 2000                     /s/ Kendall Dowe
                                 -----------------------------------------------
                                 Kendall Dowe, Individually


June 8, 2000                     /s/ Lloyd Easton
                                 -----------------------------------------------
                                 Lloyd Easton, Individually


June 6, 2000                     Easy Pay Plans, Inc.

                                 By:  /s/ Glenn S. Harris
                                    --------------------------------------------
                                    Glenn S. Harris, President


June 7, 2000                     /s/ Bobby H. Etchison and Willavae L. Etchison
                                 -----------------------------------------------
                                 JT/WROS
                                 Bobby H. Etchison and Willavae L. Etchison
                                 JT/WROS

June 7, 2000                     /s/ Florence Evans
                                 -----------------------------------------------
                                 Florence Evans, Individually

June 7, 2000                     /s/ Richard Evans
                                 -----------------------------------------------
                                 Richard Evans, Individually

June 6, 2000                     /s/ Kenzy D. Hallmark and Joanne S. Hallmark
                                 ---------------------------------------------
                                 JT/WROS
                                 Kenzy D. Hallmark and Joanne S. Hallmark
                                 JT/WROS

CUSIP NO. 159057108                                                Page 60 of 62

June 6, 2000                     /s/ Robert E.d. Harper
                                 -----------------------------------------------
                                 Robert E.D. Harper, Individually

June 6, 2000                     /s/ Glenn E. Harris
                                 -----------------------------------------------
                                 Glenn E. Harris, Individually

June 6, 2000                     /s/ Max D. Harris
                                 -----------------------------------------------
                                 By: /s/ Glenn S. Harris, Custodian
                                    --------------------------------------------

June 6, 2000                     /s/ Glenn M. Harris
                                 -----------------------------------------------
                                 By: /s/ Glenn S. Harris, Custodian
                                    --------------------------------------------

June 6, 2000                     /s/ Grace A. Harris
                                 -----------------------------------------------
                                 By: /s/ Glenn S. Harris, Custodian
                                    --------------------------------------------

June 6, 2000                     /s/ Elizabeth E. Harris
                                 -----------------------------------------------
                                 By: /s/ Glenn S. Harris, Custodian
                                    --------------------------------------------

June 6, 2000                     /s/ Glenn S. Harris
                                 -----------------------------------------------
                                 Glenn S. Harris, Individually

June 6, 2000                     Glenn Harris & Associates, Inc.

                                 By: /s/ Glenn S. Harris
                                    --------------------------------------------
                                    Glenn S. Harris, President

June 6, 2000                     Glenn S. Harris Trust

                                 By: /s/ Glenn S. Harris
                                    --------------------------------------------
                                    Glenn S. Harris, Trustee

June 6, 2000                     H&S Profit Sharing Plan

                                 By: /s/ William Huber
                                    --------------------------------------------
                                    William Huber, Trustee

                                 By: /s/ Geraldine Huber
                                    --------------------------------------------
                                    Geraldine Huber, Trustee

                                 By: /s/ Hilda Brewer
                                    --------------------------------------------
                                    Hilda Brewer, Trustee

June 6, 2000                     Huber Family Living Trust

                                 By: /s/ William Huber
                                    --------------------------------------------
                                    William Huber, Trustee

                                 By: /s/ Geraldine Huber
                                    --------------------------------------------
                                    Geraldine Huber

June 8, 2000                     /s/ Malinda Laird
                                 -----------------------------------------------
                                 Malinda Laird, Individually

CUSIP NO. 159057108                                                Page 61 of 62

June 8, 2000                     /s/ Gary Lagere
                                 -----------------------------------------------
                                 Gary LaGere, Individually

June 8, 2000                     /s/ W. Brent Lagere
                                 -----------------------------------------------
                                 W. Brent LaGere, Individually

June 8, 2000                     /s/ D. Todd Lawson
                                 -----------------------------------------------
                                 D. Todd Lawson, Individually

June 8, 2000                     /s/ Wyatt W. Leinart
                                 -----------------------------------------------
                                 Wyatt W. Leinart, Individually

June 8, 2000                     /s/ Marvel List
                                 -----------------------------------------------
                                 Marvel List, Individually

June 5, 2000                     /s/ W. Scott Martin
                                 -----------------------------------------------
                                 W. Scott Martin, Individually

June 8, 2000                     /s/ John Mattheyer, Jr.
                                 -----------------------------------------------
                                 John Mattheyer, Jr., Individually

June 8, 2000                     /s/ Pamela Mattheyer
                                 -----------------------------------------------
                                 Pamela Mattheyer, Individually

June 8, 2000                     /s/ Larry McMillon
                                 -----------------------------------------------
                                 Larry McMillon, Individually

June 6, 2000                     /s/ Shirley J. Spruill McSwain
                                 -----------------------------------------------
                                 Shirley J. Spruill McSwain, Individually

June 8, 2000                     /s/ Paul D. Meek
                                 -----------------------------------------------
                                 Paul D. Meek, Individually

June 8, 2000                     /s/ Sue Meek
                                 -----------------------------------------------
                                 Sue Meek, Individually

June 8, 2000                     /s/ Charlie Morgan
                                 -----------------------------------------------
`                                Charlie Morgan, Individually

June 8, 2000                     /s/ Mark Paden
                                 -----------------------------------------------
                                 Mark Paden, Individually

June 3, 2000                     /s/ Helen K. Price
                                 -----------------------------------------------
                                 Helen K. Price, Individually

June 6, 2000                     /s/ K.R. Price
                                 -----------------------------------------------
                                 K.R. Price, Individually

June 6, 2000                     /s/ K.R. Price, Jr.
                                 -----------------------------------------------
                                 K.R. Price, Jr., Individually

June 6, 2000                     /s/ Randy Price
                                 -----------------------------------------------
                                 Randy Price, Individually

CUSIP NO. 159057108                                                Page 62 of 62

June 8, 2000                     Pro-Finish USA Ltd.

                                 By: /s/ R.E. Smith
                                    --------------------------------------------
                                     R.E. Smith, President and Chief Executive
                                     Officer

June 8, 2000                     /s/ W. Redinger
                                 -----------------------------------------------
                                 W. Redinger, Individually

June 8, 2000                     /s/ Brenda Schroeder
                                 -----------------------------------------------
                                 Brenda Schroeder, Individually

June 7, 2000                     /s/ Michael J. Swenton
                                 -----------------------------------------------
                                 Michael J. Swenton, Individually

June 2, 2000                     /s/ Clark D. Wallin
                                 -----------------------------------------------
                                 Clark D. Wallin, Individually

June 8, 2000                     W. Brent LaGere Irrevocable Trust

                                 By: /s/ Marvel List
                                    --------------------------------------------
                                    Marvel List, Trustee

June 8, 2000                     /s/ Brenda Watson
                                 -----------------------------------------------
                                 Brenda Watson

June 5, 2000                     /s/ James Watson
                                 -----------------------------------------------
                                 James Watson